EXHIBIT 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, made and entered into as of the 1st day of July 1, 2008 (the  “Agreement”), by and between Arrow Financial Corporation, a New York corporation (“AFC,” together with its subsidiaries and affiliates, the “Company”), and John C Van Leeuwen (“Adviser”).

RECITALS

WHEREAS, effective June 30, 2008, Adviser retired from service as the Chief Credit Officer of AFC and it principal subsidiary, Glens Falls National Bank and Trust  Company (the “Bank”); and

WHEREAS, AFC wishes to enter into an arrangement with Adviser pursuant to which Adviser, following his resignation, will make himself available to provide to the Company advice, consultation and assistance on an as-needed basis with respect to loan and credit administration and other related loan matters of the Company, as may be requested from time-to-time by the Chief Executive Officer of AFC (“CEO”); and

WHEREAS, Adviser is willing to make himself available to render such services to the Company pursuant to and in accordance with the terms of this Agreement; and

WHEREAS, the parties intend that each will have certain rights and responsibilities with respect to such arrangement for the duration thereof, all as more fully set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, AFC and Adviser agree as follows:

1.

Services to be Furnished.

a)

Nature and Extent of Services.  During the Services Period (as defined in Section 2, below), Adviser shall hold himself available to render advice and assistance, and shall render advice and assistance on credit, loan and other related matters, including by assisting in the review of routine credit and loan reports and advising on credit and loan projects, as may be requested from time-to-time by the Chief Executive Officer of AFC.  Adviser shall be required to devote such time to the performance of the services under this Agreement as may be necessary and appropriate under the circumstances, provided that it is the understanding of the parties hereto that (i) the total amount of time expected to be dedicated by Adviser to the performance of such services shall be not less than 360 hours on an annualized basis (“Basic Commitment”), (ii) the expenditure of such time by Adviser may be at irregular intervals and on an ad hoc basis, depending on the Company’s needs and Adviser’s availability, (iii) under no circumstances shall Adviser be expected to dedicate more than thirty-five (35) hours in any business week to the rendering of such services, and (iv) the expenditure by Adviser in any calendar year of a number of hours significantly in excess of the Basic Commitment in rendering services hereunder (any such excess expenditure, an “Additional Commitment”) shall not be required unless AFC and Adviser shall mutually agree on the terms and conditions of such Additional Commitment, including the fees to be paid to Adviser therefore, subject to the provisions of Section 5(b).

b)

Manner of Performing Services.  In performing services hereunder, Adviser shall have exclusive control over the manner in which he performs such services, including, without limitation, in selecting, supervising and compensating any service providers other than the Company that Adviser may retain to assist him in performing such services; in the methods, procedures, strategies and equipment Adviser utilizes in performing such services; and in Adviser’s determination of the times, places and dates at which he performs such services; provided, however, that AFC shall have the right, exercised by its Chief Executive Officer, to establish reasonable parameters for any of the foregoing, including limitations of the amounts and types of expenses incurred by Adviser that AFC will be obligated to reimburse.

c)

New York Residence Not Required.  At no point during the Services Period shall Adviser be required to maintain residence in the State of New York.

1.

Term.  The term of this Agreement and the obligation of Adviser to render services hereunder shall commence as of 12:01 a.m. on July 1, 2008, and shall expire as of 11:59 p.m. on December 31, 2008 (the “Expiration Date”), unless prior to such date the parties agree to extend the term of this Agreement or the Agreement is earlier terminated, as provided in Section 3.  The term of this Agreement shall be referred to as the “Services Period.”

2.

Termination.

(a)

Automatic Termination; Rights of Parties to Terminate.  This Agreement and the Services Period will terminate prior to the Expiration Date upon the occurrence of any the following:  (i) the death or disability of Adviser; (ii) termination by AFC of Adviser’s services under this Agreement “for cause,” as defined in Section 3(c) below, by action of a majority of the entire Board; (iii) termination by Adviser of this Agreement, for any reason or no reason, upon not less than thirty (30) days’ written notice to AFC; or (iv) the mutual agreement of AFC and Adviser to terminate this Agreement, as of any date.  In the event of any termination under the preceding sentence, neither AFC nor Adviser shall have any continuing obligation or liability to the other party under this Agreement after the date of termination, other than (x) the obligation of AFC to pay to Adviser the fees owed to Adviser under Section 5 through the date of such termination and to reimburse Adviser for reimbursable expenses incurred by Adviser under Section 4(b) through the date of such termination, (y) the obligation of Adviser to keep certain matters confidential and to return to the Company certain documents and information under Section 6, and (z) the obligation of AFC to indemnify Adviser under Section 7.  For purposes of this Agreement, AFC may terminate Adviser’s services hereunder “for cause” as a result of any of the following, after notice thereof to Adviser and an opportunity for a hearing before the full Board, if so requested by Adviser:  (i) Adviser’s willful dishonesty, fraud or misconduct in the performance of his services for the Company under this Agreement or in any other capacity in which he may serve the Company from time-to-time;  (ii) Adviser’s conviction of a felony or other crime involving moral turpitude; or (iii) the issuance by a regulatory agency having jurisdiction over AFC or the Bank of an enforcement order or directive requiring termination of this Agreement.

(b)

Termination Due to Material Breach of Agreement.  In addition to the foregoing, if either party is in material breach of this Agreement, including in the case of AFC by reason of its failure to pay Adviser any fees or reimbursable expenses due and owing hereunder on or before the date such fees or expenses are payable or reimbursable, the non-breaching party (but not the breaching party) may terminate this Agreement upon written notice to the breaching party specifying the nature of the breach and the non-breaching party’s intention to terminate, provided that if such breach is curable within a reasonable period after the date of such notice (not to exceed in any case thirty (30) days after receipt of such notice), the non-breaching party will have no right to terminate this Agreement if the breach is in fact cured within such period.  Notwithstanding the foregoing, if Adviser notifies AFC of AFC’s breach of this Agreement by reason of its nonpayment of fees or expenses owed to Adviser, such breach will be deemed cured if and only if the amounts owed are paid to and received by Adviser within ten (10) days of AFC’s receipt of such notice.  Termination of this Agreement by either party due to material breach hereof by the other party in accordance with the preceding sentence shall not eliminate or limit the liability of the breaching party to the non-breaching party hereunder or under any other provision of law or the common law, and the non-breaching party may sue the breaching party for damages or other available remedies at law or in equity as the non-breaching party chooses.

2.

Office Space; Expenses.

(a)

Office Space; Support Staff.  If so requested by Adviser, AFC will provide Adviser with suitable office space at AFC’s main offices or such other premises owned or leased by the Company as may be mutually agreeable to the parties, for the purpose of assisting Adviser to perform services hereunder, and AFC will make available to Adviser at such premises, to the extent consistent with the Company’s own need for and demands on its personnel, such secretarial, clerical and other administrative support and assistance as may be necessary or helpful to Adviser in performing such services.

(b)

Expenses.  Subject to any limitations on Adviser’s expenses as may be established from time-to-time by the Chief Executive Officer of AFC under Section 1, AFC will pay on behalf of Adviser any reasonable expenses incurred by him in connection with services rendered by him hereunder, and will reimburse Adviser for any such expenses previously paid by him, in each case on or before the thirtieth (30th) day after AFC’s receipt of a bill for such expenses or notice of such reimbursable expenses.

5.

Fees.

(a)

Basic Commitment.  In return for Adviser’s rendering services in fulfillment of his Basic Commitment hereunder, AFC shall pay to Adviser cash in the amount of $1,000 per month payable monthly on the last Wednesday of each month.

(b)

Additional Commitment.  To the extent that AFC and Adviser may reach agreement on Adviser’s rendering additional services hereunder during the term of this agreement as part of an Additional Commitment by Adviser, AFC shall pay to Adviser consideration in cash or such other form or forms, monthly or such other time or times, and in such amount or amounts, as the parties may agree, provided that if the parties agree on an Additional Commitment by Adviser but do not otherwise specify the form, timing or amount of fees payable by AFC to Adviser thereunder, the additional fees thus payable by AFC to Adviser will be paid in the same form, at the same time or times, and based on the same hourly rate, as is then in effect for fees payable by AFC to Adviser under the latter’s Basic Commitment.  For this purpose, the hourly rate payable to Adviser from time-to-time under the Basic Commitment shall equal the annualized amount of cash then payable under the Basic Commitment divided by the minimum annualized hours to which the Basic Commitment then relates.

2.

Confidentiality.  Except to the extent otherwise authorized by AFC, Adviser agrees to keep confidential, and to require all additional parties rendering services under Adviser’s direction hereunder (“Adviser’s Assistants”) to keep confidential, all information coming into his or their possession in connection with the provision of services under this Agreement that is not otherwise in the public domain and that belongs or relates to or emanates from the Company (“Confidential Company Information”).  Nothing in this Agreement, however, shall prohibit Adviser or such other parties, with or without AFC’s authorization, from producing documents, providing testimony or otherwise participating or cooperating in any judicial or administrative action, proceeding, investigation or other activity to the extent he or they are advised in writing by legal counsel that such document production, testimony, participation or cooperation is required under applicable law.  Upon expiration or termination of this Agreement, Adviser shall return to AFC as soon as practicable thereafter, all documents, files, records and data, including electronically stored or transmitted data, and copies of the foregoing, in the possession or control of Adviser or Adviser’s Assistants, except to the extent that AFC shall specifically consent to non-return of such materials, provided that return of such materials shall not relieve Adviser or Adviser’s Assistants of their obligation to keep confidential all Confidential Company Information received by them at any time hereunder for as long as such information remains confidential, i.e., is not known to the general public.

3.

Indemnification.  AFC shall indemnify Adviser if he is made or threatened to be made a party to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that Adviser or Adviser’s testator or intestate is or was providing services to the Company pursuant to this Agreement, against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees), incurred by Adviser in connection with such action, suit or proceeding, to the maximum extent that would be permitted and subject to any requirements that would apply under applicable law from time-to-time if Adviser were an employee (other than an officer or director) of AFC, and subject to any further limits on such indemnification as any in fact pertain under applicable law.  The foregoing indemnification of Adviser will not be affected by any provision of AFC’s Certificate of Incorporation or Bylaws or other corporate policy applicable to the Company’s indemnification of employees or others as may exist from time-to-time.  In addition, AFC shall pay all reasonable expenses (including attorneys’ fees) incurred by Adviser in defending any such action, suit or proceeding in advance of the final disposition thereof, upon receipt of an undertaking by or on behalf of Adviser to repay any and all such amounts if it shall ultimately be determined that he is not entitled to be indemnified with respect thereto by AFC.  This indemnification shall not be exclusive of any rights of Adviser to be indemnified by AFC, the Bank or any other AFC subsidiary in any other capacity in which Adviser may serve from time-to-time, under applicable law or the charter documents or bylaws of such entity, or under any other agreement applicable to Adviser.

4.

Noncompetition and Nonsolicitation.

(a)

Noncompetition.  Adviser shall not, at any time during the Services Period, without the prior written approval of the Chief Executive Officer of AFC, directly or indirectly, own, control, become an officer, employee, agent, partner or director of, or serve as a consultant for (i) any depository institution not directly or indirectly owned or controlled by AFC having assets of $100 million or more that either is headquartered in the State of New York or accepts deposits at any location in the State of New York, (ii) any holding company of such institution, or (iii) any business enterprise operating out of one or more physical locations in the State of New York that is in direct competition in any significant line of business with AFC or any of its directly or indirectly owned or controlled subsidiaries.  For purposes of the preceding sentence, any directly or indirectly owned or controlled subsidiary of AFC includes any subsidiary as to which AFC directly or indirectly owns fifty percent (50%) or more of the voting equity interests or controls fifty percent (50%) or more of the director or trustee positions.  The parties agree that the covenant set forth in this Section 8(a) is reasonable with respect to duration, geographic area and scope.  In the event that any provision of such covenant is finally determined by any court of competent jurisdiction to be void or unenforceable with respect to any particular geographic area or as to any particular time period or any other particular constraint, the covenant will be deemed to be automatically modified without any further action on the part of AFC and Adviser so as to eliminate therefrom the unenforceable constraint or its application in any manner in which it was found to be unenforceable and, except as so modified, the covenant will remain in full force and effect.

(b)

Nonsolicitation.  Adviser shall not, at any time during the Services Period, (i) solicit any employee of the Company to leave the employment of the Company or to accept any other employment or position, or (ii) assist any other person in hiring any such employee, provided, however, that this Section 8(b) shall not apply to any unsolicited contact with Adviser by an employee of the Company or any potential employer of such employee, and shall not prevent Adviser from responding to any such contact by providing personal references regarding such employee to any such potential employer.

2.

Entire Agreement; Amendment; Waiver.  This Agreement cancels and supersedes all previous agreements or understandings between the parties relating to the subject matter hereof, and embodies the entire agreement and understanding of the parties with respect to the subject matter hereof, and shall not be amended, modified or supplemented in any respect except by a subsequent written instrument executed by the parties.  The performance of or compliance with any covenant given herein or the satisfaction of any condition to the obligations of either party hereunder may be waived by the party to whom such covenant is given or whom such condition is intended to benefit, except to the extent any such condition is required by law; provided, however, that, no waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, nor shall any such waiver constitute a continuing waiver.

3.

Successors; Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of Adviser and his heirs and representatives and AFC and its successors and assigns.

4.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement which is binding upon the parties hereto, notwithstanding that both parties hereto are not signatories to the same counterpart.

5.

Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

6.

Governing Law.  This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof.  Notwithstanding anything herein contained to the contrary herein, any payments to Adviser by AFC, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon compliance of such payments with section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and any regulations promulgated thereunder.

7.

Notices.  Any communication required or permitted to be given to a party under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) calendar days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as either party may by written notice subsequently specify to the other party:

If to Adviser:

John C. Van Leeuwen

7 Wellington Drive

Saratoga Springs, NY 12866

copy to:

________________________

________________________

If to AFC:

Arrow Financial Corporation

250 Glen Street

Glens Falls, New York 12801

Attention:  Chief Executive Officer

copy to:

Thompson Coburn LLP

Attn:  Thomas B. Kinsock, Esq.

One U.S. Bank Plaza, 34th Floor

St. Louis, MO  63102

8.

Survival.  Any provision of this Agreement which, by its express terms or in practical effect, contemplates performance after the expiration of the Services Period or termination of this Agreement shall survive the expiration of the Services Period or termination of this Agreement.

9.

409A Savings Clause.  The parties intend that any amounts payable under this Agreement comply with Section 409A of the Internal Revenue Code or 1986, as amended (“Code”), including regulations and guidance hereunder, so as not to subject Adviser to the payment of any additional taxes, penalties or interest imposed under Section 409A with respect to amounts paid under this Agreement or any other agreement or arrangement between the parties.  The parties agree to amend this Agreement to the extent necessary to bring this Agreement into compliance with Code Section 409A as it may be interpreted by any regulations, guidance or amendments to Section 409A issued or adopted after the date of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed by their duly authorized representatives, as of the date and year first above written.

ARROW FINANCIAL CORPORATION

By: ______________________________________

Name: Thomas L. Hoy

Title: Chairman, President and CEO

“ADVISER”

__________________________________________

John C. Van Leeuwen

Endnotes